Exhibit 10.4

StormHarbour Securities (Hong Kong) Limited
Citibank Tower
32nd Floor
3 Garden Road
Central
Hong Kong

16th January, 2010

Water CHEUNG Chung Wing

Dear Water:

StormHarbour Securities (Hong Kong) Limited (the “Company”) is pleased to offer you a position with the job title of Senior Partner, CEO Asia Pacific. In this capacity your primary duties and responsibilities will be to carry out sales and marketing of the financial services and products that the Company will offer. The Company policy is job flexibility, however, and you will be expected to perform such other duties and responsibilities as may be assigned to you, from time to time and the Company may also change your job title as necessary. You will devote substantially all of your working time and attention during normal working hours to the performance of your duties.

This letter agreement, together with the attached Standard Terms and Conditions of Employment (“Standard Terms”) at Schedule A and the Restrictive Covenant Agreement (“Covenant Agreement”) at Schedule B make up the terms and conditions of your employment with the Company (together, “Letter Agreement”). . Unless otherwise stated, the defined terms in the Letter Agreement shall have the meanings assigned to them in the Standard Terms.

Your position will be based in the Company’s Hong Kong office, but you may be required to work in other locations in and out of Hong Kong from time to time (either on a temporary or permanent basis) and you may be required to travel within Hong Kong and outside Hong Kong for work purposes. You also agree and acknowledge that you may be seconded to work for or otherwise have your employment transferred to StormHarbour Partners LP or another StormHarbour Group Member.

You will report to Antonio Cacorino or such other person as may be designated to you from time to time.

You will begin your employment on or about 1 February, 2010, after your execution and acceptance of the terms of this Letter Agreement and the satisfaction of all pre-employment conditions set forth herein. No previous employment by any person, firm or company will count as part of your continuous employment with the Company.

This offer will expire and have no further effect at 5:00 p.m. on 19th of January, 2010, provided, however, that that Company reserves the right to terminate the offer orally, by e-mail, or in writing, at any time prior to that time if we have not received and accepted from you a properly signed copy of the Letter Agreement, in its current form.

Draw

You will be paid, as an advance against the receipt of commission compensation (“Transaction Compensation”) a minimum rate of basic draw of HK$ 775,000 per annum (the “Draw”), less any amounts that are required to be deducted by law, payable monthly in arrears in accordance with the Company’s payroll and compensation policies and practices in effect and as may be amended in the sole discretion of the Company from time to time. The Company may review your Draw at any time after the first anniversary of the commencement of your employment. The Company is not obliged to increase your Draw but may do so in its absolute discretion. Any Transaction Compensation will be determined and paid in accordance with the Company’s payroll and compensation policies and practices in effect and as may be amended in the sole discretion of the Company from time to time.

Incentive Compensation

You may be eligible to participate in any annual incentive compensation plan or program of the Company but the grant of any such incentive compensation to any individual and its amount (if any) is entirely at the discretion of the Company. The Company may grant such incentive compensation subject to such terms and conditions as it determines, including as to deferral of grant / payment and vesting of entitlement and may grant all or part of the incentive compensation in a form other than cash. No incentive compensation will be granted if you are not employed by the Company or are under notice of termination given by the Company or you at the time of the grant. You acknowledge that you do not have a contractual right to any grants or payments under any annual incentive compensation plan or program of the Company and that no representation, assurance or guarantee has been given by the Company with respect to such grant or payment, and that you may receive nil incentive compensation.

Retirement

You may be eligible to participate in a Mandatory Provident Fund Scheme (“MPF”) nominated by the Company, subject to the rules of the scheme as amended from time to time.

Taxation

You shall be responsible for filing and paying all taxes worldwide which may be levied or assessed on any sums paid and/or other benefits provided to you by the Company. Any payment from the Company to you shall be subject to tax and statutory requirements. In accepting the Letter Agreement, you authorise the Company to make appropriate deductions from your wages in respect of any taxes levied or assessed on any sums paid and other amounts due to you which you fail to pay.

When you cease to work with the Company in Hong Kong and are relocating to another country, or where you will be absent for a period exceeding one month, the Company is required to give at least 30 days’ notice to the Inland Revenue Department of Hong Kong and to withhold any monies due to you until the full settlement of any outstanding taxes. The Company will release the payment of any monies due to you once the Company receives a letter of release from the Inland Revenue Department of Hong Kong.

Term and Termination

This Letter Agreement shall terminate upon the earlier of (i) termination of your employment by you for any reason or (ii) termination of your employment by the Company with or without Cause (as defined below). Provisions of this Letter Agreement pertaining to dispute resolution, Intellectual Property, Confidentiality, Garden Leave (as defined below) and restrictive covenants, shall survive any termination or expiration of this Letter Agreement.

In the event of a termination of your employment by the Company or by you for any reason, you will be entitled solely to receive the greater of Transaction Compensation awarded or your Draw through the date of termination (including any Garden Leave Period, as defined below), and you will not receive any other compensation (including, without limitation any incentive compensation or other bonus) or benefits, except as expressly provided pursuant to the Company’s employee benefit plans, programs or arrangements or as required by law.

Employee Benefits

You will be eligible to participate in any employee benefit plans, programs or arrangements applicable to similarly situated employees of the Company, subject to and in accordance with the terms and conditions and eligibility requirements of such plans, programs and arrangements as in effect from time to time. Except as otherwise expressly provided herein, any benefits which you receive are provided by the Company on a discretionary non-contractual basis and the Company retains the right to modify, replace or discontinue such plans, programs and arrangements at any time in its absolute discretion. For the avoidance of any doubt, the Company is under no obligation whatsoever to compensate you or offer an alternative benefit where you do not meet the eligibility requirements or where a plan, program or arrangement is discontinued, amended or replaced.

Representations and Warranties

By accepting this offer of employment, you represent and warrant to the Company that: (1) you are not in breach of any contract or other agreement with any party relating to your employment at your current or previous employers; and (2) you are not subject to any agreement or obligations with your current or previous employers or any other party which would prohibit or restrict you from engaging in the activities at the Company contemplated herein.

You represent and warrant that you have not breached and will not breach any agreement or obligation by you with your current or previous employers or any other party prohibiting the disclosure of confidential and proprietary information acquired by you during your employment with such employers, and that you will not disclose to the Company or any of its Affiliates, or any employee, director, officer, agent, consultant or associate of the Company or any StormHarbour Group Member, any confidential or proprietary information or material that under applicable law belongs to your current or previous employers. To the extent that you are subject to an agreement or obligation, if any, with your current or previous employers that requires you to give notice of your departure to such employers in order for your departure to become effective, you have given or will give such notice, and any period of time required to elapse before such departure becomes effective has or will have elapsed before you commence your employment with the Company.

By accepting this offer of employment, you further represent and warrant to the Company that:

(a) during the past ten years, you have not been the subject of any governmental or regulatory investigations or legal actions commenced by an employer or customer of an employer involving fraud, dishonesty, wrongful taking of property, or violation of any laws or regulations involving the securities or investments business nor have you been convicted or otherwise pleaded guilty to any crime (other than routine traffic violations), whether in or outside of Hong Kong;

(b) you are not subject to a prohibition or restraint imposed by a relevant regulatory body which would prevent you from performing or would impair your ability to perform your role or otherwise bring (or could bring) the Company into disrepute or damage its reputation;

(c) the information contained in your Curriculum Vitae , in the form supplied to the Company, is true, accurate and correct and not misleading and there are no material omissions; and

(d) there are no other facts or circumstances which, if known to the Company, at the time of making this offer, would give the Company reason to withdraw the offer of employment to you.

The Company’s obligations under this Letter Agreement and your continued employment are subject to the continued truth and correctness of such representations and warranties.

Pre-Employment Conditions

The commencement of your employment is subject to and conditional on:

(a)	the completion of your background check and provision of references and any academic certificates as may be required by the Company) to the satisfaction of the Company;

(b)	the satisfactory verification of all information submitted by you to the Company;

(c)	any applicable mandatory drug testing program;

(d)	you being released from any contractual obligations to other parties (as set out above), proved to the satisfaction of the Company;

(e)	you being registered, authorised, licensed, admitted or otherwise approved by such regulatory authorities (if any) as are required in order to carry out your role; and

(f)	If you are not a Hong Kong citizen or permanent resident, your obtaining all the relevant visa, approvals and immigration permits to lawfully reside and work in Hong Kong.

In connection therewith, you will provide to the Company an executed permission form that will allow the Company to access and review such information and such other background information and documents relevant to your employment by the Company as the Company may require.

Conditions of continued employment: In addition, your continued employment is subject to (a) if you are not a Hong Kong citizen or permanent resident, your keeping in effect all the relevant visa, approvals and immigration permits to lawfully reside and work in Hong Kong; and (b) your being and remaining registered, authorised, licensed or admitted or otherwise approved and/or fulfilling such criteria, rules and guidelines as may from time to time be prescribed by such regulatory authorities as the Company may require in order for you to carry out your role for the Company.

The Company’s obligations under the Letter Agreement and your continued employment are subject to the continued truth and correctness of such representations and warranties and compliance with the conditions set out above.

Notice of Termination and Garden Leave

Without prejudice to the Company’s right to terminate your employment for Cause, either party may terminate your employment at any time after the Probation Period (as defined below) by giving not less than one month prior written notice to the other party. Either party may, in its sole discretion, terminate your employment with immediate effect by making a payment in lieu of notice (or in lieu of the balance of any unexpired portion of your notice period) to the other party, calculated in accordance with the Employment Ordinance.

During the first three months of your employment, which may be extended by the Company at its discretion (the “Probation Period”), the Company may terminate your employment for any reason upon giving notice of one week, or making a payment in lieu of one week’s notice (other than where termination is for Cause, in which case no notice is required). If you complete your probation to the satisfaction of the Company, you will be confirmed in your position, and the Probation Period will count as part of your length of service with the Company.

If notice of termination of your employment is given by you or the Company, the Company may during all or any part of the notice period, in its sole discretion, put you on “Garden Leave” during which period you will continue to receive your Draw and be eligible to participate in all employee benefit plans that you were eligible for prior to Garden Leave. During any period of Garden Leave, the Company will not be obliged to provide you with work and may or may not assign or vest in you any alternative powers, duties or responsibilities and may require you to comply with any or all of the following provisions:

(a) you must not, without the prior written consent of the Company, be employed, engaged in or otherwise interested in the conduct of any activity or business which is or is about to be in competition with any business of the Company or any of its Affiliates. You will continue to be bound by the terms and conditions of your employment and are required to act in the best interests of the Company and its Affiliates at all times during the Garden Leave period. You are required to comply with all of the implied duties that you owe to the Company, including without limitation, your duty of fidelity, good faith and confidentiality;

(b) you must not, unless requested by the Company, enter or attend the premises of, or access the communication information network of the Company or any Affiliate; contact or have communication with any employee, officer, director, contractor, agent, representative, investor, customer or client of the Company or any Affiliate in relation to the business of the Company or its Affiliates or for any other reason including, without limitation, with a view to encouraging an investor, customer or client to transfer its business elsewhere;

(c) if requested by the Company to do so, you must immediately resign from all directorships and other offices held with the Company or any of its Affiliates without any claim for any compensation for loss of office;

(d) if instructed by the Company to do so, you must not attend for work, or you must work from another location or carry out alternative duties and responsibilities (or no duties and responsibilities whatsoever);

(e) you must not act as if you have authority to act for the Company or any of its Affiliates, unless requested to do so by the Company; and

(f) you shall remain readily contactable and available for work, if so requested, you shall report for work at such time and place as provided as the Company may require.

Such action taken by the Company as provided above shall not constitute a breach of this Letter Agreement nor shall you have any claim against the Company in respect of such action.

You agree that following the date of termination of your employment you will not, except where consented to in writing by the Company, represent yourself as being in any way connected with the business of the Company or of any StormHarbour Group Member.

Restrictive Covenants

You acknowledge that you are subject to, and agree to be bound by, the provisions set forth in the Covenant Agreement attached hereto as Schedule B.

Third Parties

This Letter Agreement is entered into by the Company in its own capacity and as agent for each other StormHarbour Group Member. The consideration for the promises in this Letter Agreement is given to you by the Company on its own behalf and on behalf of each other StormHarbour Group Member (including, for the avoidance of doubt, any StormHarbour Group Member to which you provide services from time to time).

You are entering this Letter Agreement for the benefit of each StormHarbour Group Member. You acknowledge and agree that each StormHarbour Group Member may independently enforce any terms of this Letter Agreement against you. Any benefit that you give or are deemed to have given by virtue of this Letter Agreement is received jointly and severally by each StormHarbour Group Member (including, for the avoidance of doubt, any StormHarbour Group Member to which you provide services from time to time).

Policies and Procedures

In addition to the terms and conditions herein, you are required to comply with applicable policies and procedures relating to Human Resources, Information Security and other areas, as may from time to time be prescribed or adopted by the Company. These policies and procedures do not form part of your Letter Agreement, and in the event of a conflict between such policies and procedures and the terms of your Letter Agreement, your Letter Agreement shall prevail.

The Company reviews its policies and procedures on a regular basis having regard to changes in applicable laws and conditions. The Company reserves the right, in its absolute discretion, to supplement, change, amend or discontinue its policies and procedures at any time without consultation with you. The Company will require you to be familiar with and comply with these policies and procedures and to review them on a periodic basis throughout your employment.

Expenses

The Company will reimburse to you all expenses properly incurred by you in the proper performance of your duties, provided that on request you provide the Company with such receipts or other evidence of actual payment of such expenses as the Company may reasonably require.

General

This Letter Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. This Letter Agreement shall be binding upon and inure to the benefit of the parties hereto and each StormHarbour Group Member. You cannot assign your Letter Agreement to anyone else.

Any notice required to be served hereunder may be served by hand delivery to you, or by post to your address stated above or your last known place of abode and such notice shall be deemed to have been served at the time at which it would have been delivered in the ordinary course of post. Notice to the Company may be addressed to its registered office at the time the notice is given.

This Letter Agreement may be executed in any number of counterparts and all counterparts, taken together, constitute one instrument.

If any provision (or part of any provision) of this Letter Agreement is invalid or unenforceable, the validity or enforceability of the remaining provisions (or parts of a provision) shall not be affected and the other provisions (or parts of a provision) and shall remain in full force and effect as if the invalid or unenforceable parts had been deleted.

This Letter Agreement and your employment shall be governed by and construed in accordance with the laws of Hong Kong and you and the Company agree to submit to the exclusive jurisdiction of the courts of Hong Kong in respect of all matters relating to this Letter Agreement and/or your employment.

This Letter Agreement may only be modified by the written agreement of the parties.

I look forward to working with you upon your joining the Company.

Please sign this Letter Agreement below in order to accept this offer, including the Standard Terms and Covenant Agreement, and bind the Company and you to the terms of the Letter Agreement.

Very truly yours,

/s/ Antonio Carorino

Name:	Antonio Cacorino
Co-Founder and Managing Principal

Agreed and accepted, this 17th day of January, 2010.

By: Water CHEUNG Chung Wing

Schedule A

Standard Terms and Conditions of Employment (“Standard Terms”)

In this Letter Agreement, the following terms have the meaning set out below:

“Affiliate” means StormHarbour Partners LP and any Subsidiary of the Company or StormHarbour Partners LP;

“StormHarbour Group” means the Company and StormHarbour Partners LP, together with their respective Holding Companies and Affiliates; and

“StormHarbour Group Member” means any member of the StormHarbour Group;

“Holding Company” and “Subsidiary” have the same meanings as defined in the Companies Ordinance Cap. 32, as amended or re-enacted;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

Duties

In addition to performing your role as set out in the Letter Agreement, you are required to perform such other duties for the Company as may be required from time to time which are reasonably consistent with your position, skills and competencies, and to devote your whole working time and attention to your duties.

During your employment with the Company, you must:

(a) promote and act in the best interests of the StormHarbour Group and not do anything against the interest of the StormHarbour Group at all times;

(b) not be directly or indirectly engaged, interested in or undertake in whatever capacity and whether for reward or gratuitously, any employment, trade, business, office or work whatsoever otherwise than in respect of your duties to the Company, or retain any fee, except with the written consent of the Company;

(c) not hold shares in any body corporate, other than up to 3% in a company which is listed on a recognised stock exchange, without the Company’s prior written consent;

(d) faithfully and diligently perform all duties assigned to you by the Company from time to time in good faith;

(e) read and familiarise yourself (on a regular basis) and comply with the policies, procedures and rules of the Company and the StormHarbour Group (as applicable), as amended or replaced from time to time;

(f) not accept from any person employed by the Company or having any business dealings with the Company any gift, monetary or otherwise, which may place you under any real or apparent obligation, without the written consent of the Company;

(g) not at any time make improper use of information you have acquired by virtue of your position within the Company to gain any advantage for yourself or for any other person to the detriment of the Company, whether directly or indirectly;

(h) not at any time allow yourself to be placed in a position where your personal interests might conflict with your duties and obligations in this agreement, whether directly or indirectly; and

(i) comply with all rules, regulations and guidelines laid down by any relevant regulatory body.

Hours of Work

Your normal working hours at the date of this Letter Agreement are five days per week from Monday to Friday inclusive between the hours of 8.00 am to 6.00 pm, unless stated otherwise in this Letter Agreement, with one hour for lunch.

You are required to work such additional hours in excess of your normal working hours as may be necessary to perform your job function and to meet business needs. You will not receive or otherwise be entitled to any additional remuneration, overtime, compensation or time off in lieu for this additional work, unless otherwise stated in this Letter Agreement.

Sunday shall be appointed as your rest day for the purposes of the Employment Ordinance, unless otherwise notified to you in the Company’s discretion.

You are expected to be reliable and punctual in reporting for work. In the event of an absence or lateness, you should notify your Manager as soon as possible prior to your scheduled starting time, reporting how late you will be or how long you will be absent, the reason for your delay or absence and what work will need attention while you are absent. Failure to do so may result in disciplinary action. Repeated lateness or unauthorised absence may be grounds for further disciplinary action up to and including dismissal.

Holidays

You are entitled to 25 days paid annual leave in each holiday year (in addition to Hong Kong statutory holidays) accrued on a day to day basis. This entitlement includes your statutory annual leave entitlement under the Employment Ordinance. For the avoidance of doubt, you will be deemed to have taken your entitlement to statutory annual leave first in any holiday year. The Company’s holiday year runs from 1 January to 31 December.

All holidays must be taken at times which have been previously approved and agreed in writing by your Manager. The notice period to be given to the Company for your request for holiday leave must be at least twice the period of the leave to be taken. At a minimum, one week of holiday must be taken in a single block every holiday year.

With the prior written approval of your Manager, up to five (5) days holiday may be carried forward from one holiday year to the next provided such holiday is taken by no later than 1 March in the subsequent holiday year, failing which the unconsumed holiday shall be forfeited without any compensation to you, to the extent permissible by law.

In the holiday year when you commence employment, you will be entitled to the proportion of the holiday year remaining from the day you start. In the holiday year when your employment is terminated, your annual leave entitlement will also be prorated according to the amount of the holiday year you are in employment. Where this results in an entitlement including a fraction of a day, this fraction will be rounded up to the nearest whole day.

On termination of your employment, you shall be entitled to be paid in lieu of any annual leave entitlement which has accrued but has not been taken by the date on which your employment terminates.

Illness and Sick Pay

You are entitled to paid sick leave in accordance with the Employment Ordinance.

Each claim for sick leave must be accompanied by a medical certificate issued by a registered medical practitioner and certified by your Manager.

If at any time you are unable to attend work by reason of sickness, ill health or injury you will be required to contact your Manager by 10.30 am on the first day of absence. You should give an estimate of your expected return date and indicate any outstanding matters that require attention while you are not at work.

On your return to work, you must confirm the dates and reason for your absence in writing by completing a self-certification form.

If you are absent from work due to sickness, ill health or injury, the Company may request to have you examined at the Company’s expense by a doctor or specialist selected by the Company and for the results to be shared with the Company. The Company may suspend you from working if it has reason to believe that you are not sufficiently fit for your duties and it has not received a report satisfactory to the Company from a doctor approved by the Company, and you would be entitled to paid sick leave solely to the extent provided by the Employment Ordinance during such suspension.

Failure to comply with the Company’s sickness absence procedures (as in force from time to time) may be grounds for disciplinary action, up to and including termination of employment.

Confidentiality

For the purposes of this Standard Terms, trade secrets and confidential information include, but will not be limited to, any trade secret, commercially sensitive, proprietary, non-public or confidential information, knowledge or data concerning the existing or proposed business, finances or affairs, in whatever form (hardcopy, oral, visual and electronic), of the Company and any other StormHarbour Group Member, their respective employees, members, investors, suppliers, clients and customers (“Confidential Information”) including but not limited to: financial data, figures, business documents or information, marketing data or plans, sales figures, projections or estimates, customer lists, investor lists, tax records, personnel history, accounting procedures, compensation levels, promotions, all other similar work product, financial arrangements, the terms of any agreements or documents, the amount and nature of the capital, assets and net worth owned or controlled, investment strategies, details of investment decisions, positions held, expected or actual rates of return or holding periods of any investments made or contemplated, the respective interests or manner in which any investments are held and the identities of any other persons or entities who participate in any investment which is made.

You agree that you will not, except (and only to the extent) as authorised by the Company or required by law or in the proper performance of your duties, copy (whether in hardcopy or electronic format), directly or indirectly, use or disclose to any person, firm, company or entity for your own or any other person’s benefit any Confidential Information. This restriction will continue to apply after the termination of your employment and the Letter Agreement without limit in time but will not apply to Confidential Information which becomes public other than through unauthorised disclosure or any breach of the provisions of this Letter Agreement by you or where required to be disclosed by law. You agree to keep secret and confidential all Confidential Information and you will use your best endeavours to prevent the unauthorised copying, use or disclosure of such information.

You must not send, forward or otherwise transfer to a private email account or to any other unauthorised recipient, any Confidential Information or other documents, materials or other items (whether hardcopy, oral, visual or electronic) which belong to the Company or any StormHarbour Group Member or their respective clients or investors. Furthermore, you must not remove any Confidential Information from the offices of the Company without the express approval of your Manager.

In the course of your employment you are likely to obtain Confidential Information belonging or relating to other members of the StormHarbour Group and other persons. You will treat such information as if it falls within the above Confidentiality provisions, and they will apply with any necessary amendments to such information. If requested to do so by the Company, you will enter into an agreement with other members of the StormHarbour Group and any other person in the same terms as the above Confidentiality provisions with any amendments necessary to give effect to this provision.

You acknowledge that damages may be an inadequate compensation for breach of these Confidentiality provisions, and subject to a court’s discretion, the Company may (for itself and on behalf of any other StormHarbour Group Member) restrain, by injunction, equitable relief or similar remedy, any conduct or threatened conduct by you which is or will be in breach of the above confidentiality provisions.

Intellectual Property

“Intellectual Property” means all of your rights and interests to and in any Work, throughout the world, and where such rights are or may be obtained or enhanced by registration, any registrations, applications for registration and rights to apply for registration of the same.

“Work” means any idea, method, discovery, invention, technical or commercial information, know-how, computer programme, semi-conductor chip layout, database, drawing, literary work, product, packaging, design, trade or service mark, logo, domain name, or similar work (whether registrable or not and whether a copyright work or not) made, created or developed by you, either alone or with others, during your employment by the Company, which relates to or is capable of being used in the business of the Company or any StormHarbour Group Member.

You agree to disclose promptly adequate written records of all Works. You agree to keep all Works confidential and will only use or disclose them in the proper performance of your duties or with the Company’s prior written permission.

You hereby assign (or where an immediate assignment is not effective, you agree to assign) any and all existing and future Intellectual Property to the Company with full title guarantee so far as the law allows and you shall enter into all documents and do all things necessary to assign and vest ownership in the Company or any other StormHarbour Group Member or their nominee and to effect, perfect or evidence the assignment and vesting in such party of all Intellectual Property, and otherwise to ensure that the Company obtains the full title guarantee and full benefit thereof. You will act as trustee of the Intellectual Property pending its assignment to the Company.

You will cooperate fully with the Company to enable it to register, maintain, defend or enforce Intellectual Property. You will not do anything by act or omission to devalue, or jeopardise or reduce the rights of the Company to the Intellectual Property.

So far as permitted by law, you irrevocably waive any rights you may have under Division IV (Moral Rights) of the Copyright Ordinance and any foreign corresponding rights in respect of the Intellectual Property.

The rights and obligations of the parties under these Intellectual Property provisions continue after the termination of your employment and the Letter Agreement.

Termination

Your employment will automatically terminate on you reaching your 65th birthday.

In the event you are incapacitated by ill health, accident or any other cause and are unable to perform your duties under the Letter Agreement for an aggregate period which exceeds your entitlement to paid sick leave, the Company may at its sole discretion place you on unpaid leave for such duration as the Company may consider fit (in which case the Company is not obliged to remunerate you or provide you with any benefits)..

In addition to the Company being able to terminate your employment on notice, the Company may terminate your employment immediately and without payment in lieu of notice or any other compensation whatsoever (for “Cause”) where you (without limitation):

(a) commit an act of gross misconduct;

(b) in any way fundamentally or repeatedly breach the terms of this Letter Agreement;

(c) in any way fundamentally or repeatedly breach any Company or StormHarbour Group policy, procedure or rule issued from time to time;

(d) failure to follow a lawful and reasonable direction;

(e) are convicted of any criminal offence (other than an offence which in the Company’s opinion does not affect your position within the Company);

(f) become bankrupt or make any arrangement or composition with or for the benefit of your creditors;

(g) are not granted, fail to maintain or become disqualified from maintaining registration with any regulatory agency or body, membership of which is reasonably required for you to carry out your duties;

(h) commit any breach of any code of conduct, rules or regulations under applicable laws as set forth by all relevant regulatory agencies, exchanges and self-regulatory bodies relevant to you and/or the Company’s business;

(i) are guilty of conduct which is likely to bring the Company or any other StormHarbour Group Member into disrepute;

(j) become of unsound mind;

(k) commit any act of fraud or dishonesty, whether or not related to your employment;

(l) breach any of the representations and warranties set out in this Letter Agreement; or

(m) you engage in any other conduct justifying summary dismissal at common law or under the Employment Ordinance.

The Company reserves the right to suspend you from your duties during your employment and to pay you your Draw only at any time and for such period as the Company sees fit.

After the termination of your employment, you will not, without the prior written consent of a director of the Company make any statement or cause any statement to be made (whether written or oral) to or provide any material for publication in any media any matter or incident or conversation on or relating to the business or affairs of the StormHarbour Group.

Return of Company Property

Upon the termination of your employment, you are required to return to the Company all property belonging to or relating to the StormHarbour Group in your possession or control including, but not limited to:

(a) any property issued to you for use during the term of employment, including but not limited to documents, manuals, office equipment, computer equipment credit cards, keys, mobile phones, computer disks and other peripherals (and other means of storing or recording information), and security passes;

(b) any information and analyses, gathered and developed by the Company, the StormHarbour Group or by you while employed by the Company; and

(c) all Confidential Information,

whether in paper or in electronic form and whether originals or copies (where applicable), and you shall not retain or take any copies thereof without the prior written consent of the Company.

In respect of any such items or information held on any computer or other equipment belonging to you, you hereby undertake to delete any such items or information immediately on the termination of your employment.

If following the termination of your employment you come into the possession or control of any property belonging to the Company or any StormHarbour Group Member, you will immediately return that property to the Company.

Personal Data

The Company may collect and retain personal data concerning you, may use such data for all matters connected to the employment, and may pass such data to other StormHarbour Group Members (including those outside Hong Kong) for all purposes relating to your employment. Information on Data Privacy is provided in the Appendix to this Schedule A: Personal Information Collection Statement.

Monitoring, Checking, Recording and Reviewing Communications

To ensure regulatory and statutory compliance and for the protection of its staff, clients/customers and business, the Company reserves the right to monitor, intercept, record, review and access your telephone calls (including voice-mails), computer files, records, internet usage and e-mails for business purposes (including, without limitation, quality control, policy compliance, unauthorised use, and checking messages during periods of absence) and perform any other compliance, security or risk analysis checks that the Company considers reasonably necessary. While the Company will use this right of access reasonably, the Company cannot guarantee the confidentiality of any communications transmitted or received through the Company’s e-mail and internet facilities.

All forms of communication used for business or made with Company property or systems are the property of the Company.

Deductions from Salary

You agree that the Company may, in accordance with the Employment Ordinance, at any time deduct from your salary and/or any benefit or other monies payable to you, any sum (including any over payment of salary, outstanding loan, your MPF contributions or [for holiday taken in advance of accrual]) which is owed by you to the Company, or any other StormHarbour Group Member, whether by reason of default on your part or otherwise, and by signing and returning the Letter Agreement you hereby agree to such deductions being made. In addition, the Company may make any deductions and recover from your salary and/or any benefit or other monies payable by the Company to you, any amount as the Company may be required or permitted to make pursuant to any applicable law.

On termination, you must also repay any debt owed to the Company including any open salary and expense advances, stock purchase loans, and must, if applicable, file final expense reports.

Appendix to Schedule A

Personal Information Collection Statement

The following information is provided you in accordance with the requirements of the Hong Kong Personal Data (Privacy) Ordinance.

You may be required to supply personal data in connection with your employment. All personal data concerning you (whether provided by you or any other person, and whether provided before or after the date of the Letter Agreement) may be used by the Company and/or any StormHarbour Group Member and/or any person authorised by the Company, when carrying out the business of the Company or the StormHarbour Group.

All personal data concerning you (whether provided by you or any other person and whether provided before or after the date of this Letter Agreement) may be used for the following purposes:

(a) all matters relating to or in connection with your employment including but not limited to:

●	administering and maintaining personnel records;

●	paying and reviewing salary and other remuneration and benefits;

●	providing and administering benefits (including if relevant, life assurance, permanent health insurance and medical insurance);

●	undertaking performance appraisals and reviews and other career-related matters;

●	maintaining sickness and other absence records;

●	taking decisions as to your fitness for work;

●	providing references and information to future employers, and if necessary, governmental and quasi-governmental bodies;

(b) all matters relating to or in connection with the business of the Company or the StormHarbour Group including marketing and promotional activities;

(c) providing information to potential future purchasers of the Company or of the business in which you work, or to potential contractors in situations where an aspect of the Company’s operations may be outsourced or re-tendered;

(d) sharing information with other members of the StormHarbour Group wherever they are located;

(e) transfer of such data to any place outside Hong Kong; and

(f) any purpose relating to or in connection with compliance with any law, regulation, court order or order of a regulatory body.

In general, and subject to certain exemptions, you are entitled to:-

(a) request access to your personal data, which must be provided within a reasonable time;

(b) request the correction of your personal data; and

(c) be given reasons if a request for access or correction is refused.

Any request for access to and/or correction of personal data should be addressed to the senior management.

Schedule B

Restrictive Covenant Agreement (“Covenant Agreement”)

This Covenant Agreement is in addition to, and does not derogate from, all other obligations you owe to the Company and other members of the StormHarbour Group. Unless otherwise stated, the words and expressions used in this Covenant Agreement shall have the meanings given to them in the Letter Agreement. In addition:

A “Key Employee” means any person who was an employee, member, director or consultant of the Company or any StormHarbour Group Member at any time during the Protected Period (as defined below) and: (i) who was employed or engaged in a senior management, investment or advisory capacity or other senior role and/or (ii) is in possession of confidential information belonging to the Company or any StormHarbour Group Member and is likely to be able to assist or benefit a business in, or proposing to be in, competition with the Company or any StormHarbour Group Member and/or (iii) who you had managed, had material dealings or otherwise worked closely with at any time during the Protected Period;

“Termination Date” means the date on which your employment with the Company terminates and references to “from the Termination Date” mean from and including the date of termination;

“Protected Period” means the period of 12 consecutive months prior to the Termination Date;

“Business” means any and all businesses carried on from time to time by the Company, or any part thereof, or any other business or part thereof carried on by any StormHarbour Group Member which, at any time during the Protected Period, you were engaged or involved in or had rendered services for or acquired or had access to any confidential information pertaining thereto; and

“Prohibited Territory” means any jurisdiction in which any Business is carried on by the Company or any StormHarbour Group Member.

You acknowledge that you are likely to obtain trade secrets and confidential information and personal knowledge of and influence over customers, clients, investors and employees of the Company and other StormHarbour Group Members during the course of your employment. To protect the interests of the Company and other StormHarbour Group Members and in consideration of your employment with the Company and the remuneration to be paid from time to time, you agree to be bound by the restrictions contained in this Covenant Agreement from the Termination Date.

You agree that you will not directly or indirectly, either on your own behalf or for or with a third party and whether as principal, shareholder, director, employee, agent, consultant, partner or in any other capacity whatsoever, without the prior written consent of the Company (which consent will be withheld only insofar as may be reasonably necessary to protect the legitimate interests of the Company):

(a) for one month from the Termination Date, establish, carry on, be engaged, involved in or employed by any business which is in competition or about to be in competition with the Business in any Prohibited Territory as carried on by the Company or the StormHarbour Group during the Protected Period (save for the holding as a passive investor only of not more than 5% of the issued ordinary shares of any company of a class which are listed or traded on a recognised stock exchange) or otherwise be involved in any capacity whatsoever in the developing, selling or supplying of products or services in any Prohibited Territory which are the same or materially similar to the products or services sold or supplied by the Company and which products or services you materially dealt with or developed for the Company at any time during the Protected Period;

(b) for one month from the Termination Date, deal with or otherwise accept, in competition with the Business, the custom of any person or entity in any Prohibited Territory who was, at any time during the Protected Period, a customer, client or investor of, or in the habit of dealing with, the Company or (as the case may be) any StormHarbour Group Member and in respect of whom you had access to confidential information or with whom you had material and/or personal dealings during the Protected Period;

(c) for one month from the Termination Date, deal with or otherwise accept, in competition with the Business, the custom of any person or entity in any Prohibited Territory who was a prospective customer, client or investor to whom you or the Business made a presentation or pitch at any time during the Protected Period and in respect of whom you had access to confidential information or with whose prospective custom or business you or employees reporting directly to you had material and/or personal dealings during the Protected Period;

(d) for one month from the Termination Date, canvass, solicit or entice away, or endeavour to canvass, solicit or entice away, in competition with the Company or the StormHarbour Group, the custom of any person or entity in any Prohibited Territory who was, at any time during the Protected Period, a customer, client or investor of, or in the habit of dealing with, the Company or (as the case may be) any StormHarbour Group Member and in respect of whom you had access to confidential information or with whom you or employees reporting directly to you had material and/or personal dealings during the Protected Period;

(e) for one month from the Termination Date, canvass, solicit or entice away, or endeavour to canvass, solicit or entice away, in competition with the Company or the StormHarbour Group, the custom of any person or entity in any Prohibited Territory who was a prospective customer, client or investor to whom you or the Business made a presentation or pitch at any time during the Protected Period and in respect of whom you or employees reporting directly to you had access to confidential information or with whose prospective custom or business you or employees reporting directly to you had material and/or personal dealings during the Protected Period; and/or

(f) for six (6) months from the Termination Date, solicit, induce, entice away, employ or engage, or endeavour to solicit, induce, entice away, employ or engage, any Key Employee, whether or not any such Key Employee would thereby commit a breach of contract, for the purpose of being involved in a business which competes with the Business.

You agree that each of the restrictions set out above is reasonable and necessary for the protection of the legitimate interests of the Company and the StormHarbour Group Members, and that with regard to those interests; these restrictions do not work unreasonably on you.

Whilst the restrictions and defined expressions in this Covenant Agreement are regarded by the parties as fair and reasonable in all circumstances, it is hereby declared that each of such restrictions and defined expressions is intended to be separate and severable. If any restriction or defined expression is held to be unreasonably wide but would be valid if part of the wording were deleted, that restriction or defined expression will apply with so much of the wording deleted as may be necessary to make it valid. If any restriction is found to be unenforceable for any reason, this will not affect the validity or enforceability of any of the other restrictions.

You also acknowledge that any breach by you of any provision of this Covenant Agreement is likely to cause irreparable harm to the Company and its legitimate interests. You accept that monetary damages are unlikely to adequately compensate the Company in such event and hence in the event of any actual or threatened breach of any provision of this Covenant Agreement, you agree that, subject to a court’s discretion, the Company shall be entitled to injunctive or other equitable relief from any court of competent jurisdiction to enjoin such breach (without being required to post any bond or other security therefor), and you expressly submit to the jurisdiction of any such court for the purpose. You also consent to the issuance by such court of preliminary injunctive relief to maintain the status quo pending the outcome of any substantive proceedings.

The periods for which the restrictions set out above apply shall be reduced by any period spent by you on garden leave immediately prior to the termination of your employment.

Neither party may transfer or assign any rights or obligations under this Covenant Agreement.

Following the termination of your employment, you will not at any time thereafter make or cause to be made any disparaging, untrue or misleading oral or written statement concerning the business and affairs of the Company and any StormHarbour Group Member or their respective current or former directors, officers, employees, consultants or shareholders.

If you apply for or are otherwise offered employment or an engagement, appointment or consultancy at any time during your employment with the Company or at any time prior to the expiry of your obligations under this Covenant Agreement you will immediately (and, in any event, before accepting any such offer of employment, engagement, appointment or consultancy) inform the Company of such offer of employment or engagement and you will provide a copy of this Covenant Agreement to the person or entity that you have applied to or has made such offer.

This Covenant Agreement shall survive any termination or expiry of the Letter Agreement.